Exhibit 10.1

EXECUTION COPY

October 31, 2007

Constellation Energy Group, Inc.
750 E. Pratt Street

Baltimore, MD 21202

Ladies and Gentlemen:

                The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (the “Seller”), and Constellation Energy Group, Inc., a Maryland corporation (the “Purchaser”), on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.  In the event of a conflict between the Agreement (as defined below) and this Confirmation, the terms of this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between the Seller and the Purchaser as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if the Seller and the Purchaser had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (but without giving regard to its conflicts of law provisions)) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used in this Confirmation, the following terms shall have the following meanings:

“10b-18 VWAP” means, (A) for any Trading Day described in clause (x) of the definition of Trading Day hereunder, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for the principal United States securities exchange on which such Common Stock is then listed (or, if applicable, the Successor Exchange on which the Common Stock has been listed in accordance with Section 7.02(b)), on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Trading Day that is described in clause (y) of the definition of Trading Day hereunder, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP.  The Purchaser acknowledges that the Seller may refer to the Bloomberg Page “CEG.N <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Trading Day to determine the 10b-18 VWAP.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

“Additional Termination Event” has the meaning set forth in Section 7.02.

“Agreement” has the meaning set forth in the second paragraph of this Confirmation.

“Affected Party” has the meaning set forth in Section 14 of the Agreement.

“Affected Transaction” has the meaning set forth in Section 14 of the Agreement.

“Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b-18) of the Purchaser.

“Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than a Merger Event or Nationalization) or Event of Default (as defined in the Agreement), one share of Common Stock and (ii) in the case of a Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Merger Event or Nationalization; provided that if such Merger Event involves a choice of consideration to be received by holders of the Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.

“Averaging Period” means the period of consecutive Trading Days from and including the Valuation Commencement Date to and including the Valuation Completion Date.

“Bankruptcy Code” has the meaning set forth in Section 9.06.

“Business Day” means any day on which the Exchange is open for trading.

“Calculation Agent” means has the meaning set forth in the Pricing Supplement.

“Common Stock” has the meaning set forth in Section 2.01.

“Communications Procedures” has the meaning set forth in Annex A hereto.

“Confirmation” has the meaning set forth in the first paragraph of this letter agreement.

“Contract Period” means the period commencing on and including the Trade Date and ending on and including the date all payments or deliveries of shares of Common Stock pursuant to Article 3 or Section 7.04 have been made.

“Default Notice Day” has the meaning set forth in Section 7.03(a).

“De-Listing” has the meaning set forth in Section 7.02(b).

“Discount” means the amount specified as such in the Pricing Supplement.

“Early Termination Date” has the meaning set forth in Section 14 of the Agreement.

“Event of Default” has the meaning set forth in Section 14 of the Agreement (except that “Event of Default” shall not include the events set forth in Sections 5(a)(v) and (vi) of the Agreement).

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the 62nd Trading Day following the Valuation Commencement Date.

“Extraordinary Cash Dividend” means the per share cash dividend or distribution, or a portion thereof, declared by the Purchaser on shares of Common Stock that is classified by the board of directors of the Purchaser as an “extraordinary” dividend.

“Initial Settlement Date” means November 2. 2007.

“Merger Event” has the meaning set forth in Section 7.02(c).

“Minimum Delivery Number” means the number of shares of Common Stock, rounded down to the nearest integer, equal to (A) the Purchase Price divided by (B) the Upside Threshold.

“Nationalization” has the meaning set forth in Section 7.02(d).

“Ordinary Cash Dividend” has the meaning set forth in Section 8.01(b).

“Pricing Supplement” means the Pricing Supplement attached hereto as Annex B.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the first paragraph of this Confirmation.

“Regulation M” means Regulation M under the Exchange Act.

“Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph hereto.

“Seller Termination Share Purchase Period” has the meaning set forth in Section 7.04.

“Settlement Number” means the number of shares of Common Stock equal to (i) the Valuation Number minus (ii) the Minimum Delivery Number.

“Share Cap” means, for any date, (i) 50% of the authorized but unissued shares of Common Stock as of the Trade Date, minus (ii) the net number of shares of Common Stock delivered by the Purchaser to the Seller in respect of this Transaction on or prior to such date, plus (iii) the net number of shares of Common Stock delivered by the Seller to the Purchaser in respect of this Transaction on or prior to such date, subject to appropriate adjustments pursuant to Section 8.02.

“Share De-listing Event” has the meaning set forth in Section 7.02(b).

“Successor Exchange” has the meaning set forth in Section 7.02(b).

“Termination Amount” shall be the amount determined pursuant to Section 6 of the Agreement.

“Termination Event” has the meaning set forth in Section 14 of the Agreement (except that “Termination Event” shall not include the event set forth in Section 5(b)(v) of the Agreement).

“Termination Price” means the value of an Alternative Termination Delivery Unit to the Seller, as determined by the Calculation Agent.

“Trade Date” has the meaning set forth in Section 2.01.

“Trading Day” means (x) any day (i) other than a Saturday, a Sunday or a day on which the Exchange is not open for business, (ii) during which trading of any securities of the Purchaser on any national securities exchange has not been suspended, (iii) during which there has not been, in the Seller’s reasonable judgment, a material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, and (iv) during which there has been no suspension pursuant to Section 4.02 of this Confirmation, or (y) any day that, notwithstanding the occurrence of events contemplated in clauses (ii), (iii) and (iv) of this definition, the Calculation Agent determines to be a Trading Day. The Seller shall explain the basis for any determination made pursuant to clause (iii).

“Transaction” has the meaning set forth in the first paragraph of this Confirmation.

“Upside Threshold” has the meaning specified as such in the Pricing Supplement.

“Valuation Commencement Date” means November 2, 2007

“Valuation Completion Date” has the meaning specified as such in the Pricing Supplement.

“Valuation Number” means the number of shares of Common Stock, rounded down to the nearest integer, equal to the Purchase Price divided by the Valuation Price; provided, however, that if such number of shares of Common Stock is less than the Minimum Delivery Number, the Valuation Number shall be equal to the Minimum Delivery Number.

“Valuation Price” means the average of the 10b-18 VWAPs for all Trading Days in the Averaging Period minus the Discount.

ARTICLE 2
PURCHASE OF THE STOCK

Section 2.01.  Purchase of the Stock. Subject to the terms and conditions of this Confirmation, the Purchaser agrees to purchase from the Seller, and the Seller agrees on the date hereof (the “Trade Date”) to sell to the Purchaser a number of shares of the Purchaser’s common stock, with no par value per share (“Common Stock”), for a purchase price equal to $250,000,000.00 (the “Purchase Price”).  The number of shares of Common Stock purchased by the Purchaser hereunder shall be determined in accordance with the terms of this Confirmation.

Section 2.02.  Initial Delivery and Payments.  On the Initial Settlement Date, the Seller shall deliver the Minimum Delivery Number to the Purchaser, upon payment by the Purchaser of an amount equal to the sum of the Purchase Price to the Seller. Delivery and payment pursuant to this Section 2.02 shall be effected in accordance with the Seller’s customary procedures.

Section 2.03.  Conditions to Seller’s Obligations.  The Seller’s obligation to deliver the Minimum Delivery Number to the Purchaser on the Initial Settlement Date is subject to the condition that the representations and warranties made by the Purchaser in the Agreement shall be true and correct as of the date hereof and the Initial Settlement Date.

ARTICLE 3
SUBSEQUENT SHARE DELIVERIES

Section 3.01.  Subsequent Delivery of Shares.  (a)  On the third Business Day immediately following the Valuation Completion Date, the Seller shall deliver to the Purchaser the Settlement Number, if any.

(b)        Delivery pursuant to this Article 3 shall be effected in accordance with the Seller’s customary procedures.

ARTICLE 4
MARKET TRANSACTIONS

Section 4.01.  Transactions by the Seller.  (a) The parties agree and acknowledge that:

(i)       During any Seller Termination Share Purchase Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Confirmation.  The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Seller; provided that the Seller shall use good faith efforts to make all purchases of Common Stock in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases.

(ii)      During the Averaging Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Confirmation.  The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Seller.

(iii)     The Purchaser shall, at least one day prior to the first day of the Seller Termination Share Purchase Period, notify the Seller of the total number of shares of Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) by or for the Purchaser or any of its Affiliated Purchasers during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Exhibit A hereto.

(b)        The Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in the Seller’s sole judgment and for the Seller’s own account and (ii) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions whether such transactions are made on any securities exchange or privately.  It is the intent of the Seller and the Purchaser that this Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the Seller shall take no action that results in the Transaction not so complying with such requirements.

(c)        Notwithstanding anything to the contrary in this Confirmation, the Purchaser acknowledges and agrees that, on any day, the Seller shall not be obligated to deliver or receive any shares of Common Stock to or from the Purchaser and the Purchaser shall not be entitled to receive any shares of Common Stock from the Seller on such day, to the extent (but only to the extent) that after such transactions (i) the Seller’s ultimate parent entity would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 8.0% of the outstanding shares of Common Stock or (ii) the Seller’s ultimate parent entity would purchase, acquire, or take (as used in the Federal Power Act) at any time on such day in excess of 8.0% of the outstanding shares of Common Stock.  Any purported receipt or delivery of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that after any receipt or delivery of such shares of Common Stock the Seller’s ultimate parent entity or the Seller, as applicable, would directly or indirectly so beneficially own or purchase, acquire or take, as applicable, the percentage limitations set forth above of the outstanding shares of Common Stock.  If, on any day, any delivery or receipt of shares of Common Stock by the Seller is not effected, in whole or in part, as a result of this provision, the Seller’s and Purchaser’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as the Seller determines, in the reasonable determination of the Seller, that after such receipt or delivery its or its ultimate parent entity, as applicable, would not directly or indirectly beneficially own in excess of the percentage limitations set forth above of the outstanding shares of Common Stock.

Section 4.02.  Adjustment of Transaction for Securities Laws.  (A)  If, based on the advice of counsel, Seller reasonably determines that, on any Trading Day, Seller’s trading activity in order to manage its economic hedge in respect of the Transaction would not be advisable in respect of applicable securities laws, then Seller may extend the Expiration Date, modify the Averaging Period, or otherwise adjust the terms of the Transaction in its good faith reasonable discretion to ensure Seller’s compliance with such laws.  The Seller shall notify the Purchaser of the exercise of the Seller’s rights pursuant to this Section 4.02(a) upon such exercise and the basis for such action.

(b)        The Purchaser agrees that, during the Contract Period, neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M) or take any other action that would, in the view of the Seller, preclude purchases by the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.

Section 4.03.  Purchases of Common Stock by the Purchaser.  Except for transactions (x) effected by an agent independent of the Purchaser within the meaning of Rule 10b-18(a)(13)(ii) by or for a shareholder investment or employee savings plan of the Purchaser or (y) effected by agreement between the parties for long-term incentive plans of the Purchaser in compliance with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, the Purchaser shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the Contract Period.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 5.01.  Repeated Representations, Warranties and Agreements of the Purchaser.  The Purchaser represents and warrants to, and agrees with, the Seller, on the date hereof and on any date on which the Purchaser elects to receive or make any delivery or payment pursuant to Section 7.03 of this Confirmation, that:

(a)        Disclosure; Compliance with Laws.  The reports and other documents required to be filed from and including the ending date of the Purchaser’s most recent prior fiscal year have been filed by the Purchaser with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents and taking into account all amendments and supplements to such reports that have been filed), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  The

Purchaser is not in possession of any material nonpublic information regarding the Purchaser or the Common Stock.

(b)        Rule 10b5-1.  The Purchaser acknowledges that (i) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by the Seller (or its agent or affiliate) in connection with this Confirmation and (ii) the Purchaser is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.  The Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

(c)        No Manipulation.  The Purchaser is not entering into this Confirmation to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).

(d)        Regulation M.  The Purchaser is not engaged in a distribution, as such term is used in Regulation M, that would preclude purchases by the Purchaser or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.

(e)        Board Authorization.  The Purchaser is entering into this Transaction in connection with its share repurchase program, which was approved by its board of directors and publicly disclosed on or prior to the date hereof.  There is no internal policy of the Purchaser, whether written or oral, that would prohibit the Purchaser from entering into any aspect of this Transaction, including, but not limited to, the purchases of shares of Common Stock to be made pursuant hereto.

(f)         Due Authorization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Confirmation has been duly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery thereof by the Seller) constitutes a valid and legally binding obligation of the Purchaser. The Purchaser has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to purchase the Common Stock in accordance with the terms hereof.

(g)        Certain Transactions.  There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser that would fall within the scope of Rule 10b-18(a)(13)(iv).

Section 5.02.  Initial Representations, Warranties and Agreements of the Purchaser.  The Purchaser represents and warrants to, and agrees with the Seller, as of the date hereof, that:

(a)        Solvency.  The assets of the Purchaser at their fair valuation exceed the liabilities of the Purchaser, including contingent liabilities; the capital of the Purchaser is adequate to conduct the business of the Purchaser and the Purchaser has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(b)        Required Filings.  The Purchaser has made, and will use its best efforts to make, all filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.

(c)        No Conflict.  The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Confirmation and the consummation of the transactions herein contemplated do not conflict with or violate (i) any provision of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective assets or (iii) any contractual restriction binding on or affecting the Purchaser or any of its subsidiaries or any of its material assets.

(d)        Consents.  All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(e)        Investment Company Act.  The Purchaser is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 5.03.  Additional Representations, Warranties and Agreements.  The Purchaser and the Seller represent and warrant to, and agree with, each other that:

(a)        Agency.  Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of the Seller (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of its acting as agent in respect of this Transaction (including, if applicable, in respect of the settlement thereof).  Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction. JPMSI is authorized to act as agent for the Seller.

(b)        Non-Reliance.  Each party has entered into this Transaction solely in reliance on its own judgment.  Neither party has any fiduciary obligation to the other party relating to this Transaction.  In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Transaction, any subsequent actions relating to this Transaction or any other matters relating to this Transaction.  Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to this Transaction, whether or not such advice is given or such views are expressed at the request of the other party.  The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Transaction and consulted such advisors, accountants and counsel as it has deemed necessary.

(c)        Commodity Exchange Act.  Each party is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

Section 5.04.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser that:

(a)        Due Authorization.  This Confirmation has been duly authorized, executed and delivered by the Seller and (assuming due authorization, execution and delivery thereof by the Purchaser) constitutes a valid and legally binding obligation of the Seller. The Seller has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof.

(b)        Right to Transfer.  The Seller will, at the Initial Settlement Date, have the free and unqualified right to transfer the Number of Shares of Common Stock to be sold by the Seller pursuant to Section 2.01 hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

ARTICLE 6
ADDITIONAL COVENANTS

Section 6.01.  Purchaser’s Further Assurances.  The Purchaser hereby agrees with the Seller that the Purchaser shall cooperate with the Seller, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as the Seller may reasonably request from time to time, consistent with the terms of this Confirmation, in order to effectuate the purposes of this Confirmation and the Transaction contemplated hereby.

Section 6.02  Purchaser’s Hedging Transactions.  The Purchaser hereby agrees with the Seller that the Purchaser shall not, during the Contract Period, enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Common Stock) and agrees not to alter or deviate from the terms of this Confirmation.

Section 6.03.  No Communications.  The Purchaser hereby agrees with the Seller that the Purchaser shall not, directly or indirectly, communicate any information relating to the Common Stock or this Transaction (including any notices required by Section 6.04) to any employee of the Seller or J.P. Morgan Securities Inc., other than as set forth in the Communications Procedures attached as Annex A hereto.

Section 6.04.  Notice of Certain Transactions.  If at any time during the Contract Period, the Purchaser makes, or expects to be made, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred), then the Purchaser shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Purchaser makes, or expects to be made, or has made any such public announcement, (ii) notify the Seller promptly following any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Payment Period) that such announcement has been made and (iii) promptly deliver to the Seller following the making of any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Payment Period) a certificate indicating (A) the Purchaser’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of such announcement and (B) the Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement.  In addition, the Purchaser shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  Accordingly, the Purchaser acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6.03.

ARTICLE 7
TERMINATION

Section 7.01. Events of Default.  If an Event of Default occurs, the provisions of Section 6 of the Agreement shall apply and the Termination Amount shall be paid in accordance with Section 6 of the Agreement.

Section 7.02.  Additional Termination Events.

(a)        An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if (i) a Share De-listing Event occurs; (ii) a Merger Event occurs; (iii) a Nationalization occurs, (iv) the 10b-18 VWAP on any Trading Day following the

Trade Date shall have been less than $48.00 (subject to adjustment under Section 8.02) or (v) an event described in paragraph III of Annex A occurs.

(b)        A “Share De-listing Event” means that at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event, a “De-Listing”) and is not immediately re-listed, traded or quoted as of the date of such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (a “Successor Exchange”), provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange upon its De-Listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes.  In addition, in such event, the Seller shall make any commercially reasonable adjustments it deems necessary to the terms of the Transaction.

(c)        A “Merger Event” means, in respect of the Common Stock, the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act (by the Purchaser or otherwise) at any time during the Contract Period any (i) recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of all of the outstanding shares of Common Stock, (ii) consolidation, amalgamation, merger or similar transaction of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which the Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 50% of such shares outstanding), (iii) other takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of 100% of such shares of Common Stock (other than such shares owned or controlled by the offeror) or (iv) irrevocable commitment to so recapitalize, reclassify or change.

(d)        A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of the Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Section 7.03.  Consequences of Additional Termination Events. (a) In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, cash settlement of the Termination Amount, as set forth in Section 7.03(b), shall apply unless (i) the Purchaser elects (which election shall be binding) in lieu of payment of the amount payable in respect of this Transaction pursuant to Section 6(d)(ii) of the Agreement, to deliver or to receive Alternative Termination Delivery Units pursuant to Section 7.04, and (ii) notifies the Seller of such election by delivery of written notice to the Seller on the Business Day immediately following the Purchaser’s receipt of a notice (as required by Section 6(d) of the Agreement following the designation of an Early Termination Date in respect of this Transaction) setting forth the amounts payable by the Seller or the Purchaser with respect to such Early Termination Date (the date of such delivery, the “Default Notice Day”) in which event (x) if the Termination Amount is owed to the Purchaser, the Seller shall be obligated to deliver to the Purchaser, or (y) if the Termination Amount is owed to the Seller, the Purchaser shall be obligated to deliver to the Seller, the Alternative Termination Delivery Units pursuant to Section 7.04 in a transaction exempted from the registration requirements under the Securities Act; provided that the Purchaser’s election to deliver or receive the Alternative Termination Delivery Units pursuant to Section 7.04 shall not be valid and cash settlement shall apply if (i) the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct as of the date the Purchaser makes such election, as if made on such date or (ii) in the event that the Termination Amount is payable by the Purchaser to the Seller, (A) the Purchaser has taken any action that would make unavailable (x) the exemption set forth in Section 4(2) of the Securities Act, for the sale of any Alternative Termination Delivery Units by the Purchaser to the Seller or (y) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Alternative Termination Delivery Units by the Seller, (B) such Early Termination Date is in respect of an event which is within Purchaser’s control, or (C) the Purchaser fails to execute a private placement agreement providing for such resale, which agreement shall be in form and substance reasonably satisfactory to the Seller, or otherwise fails to comply with any commercially reasonable requirements imposed by the Seller in respect of the private placement of the Alternative Termination Delivery Units.

(b)        If cash settlement applies in respect of an Early Termination Date, Section 6 of the Agreement shall apply.

Section 7.04.  Alternative Termination Settlement.  Subject to Section 7.03(a), unless cash settlement is applicable pursuant to Section 7.03(b), (i) the Seller shall, beginning on the first Trading Day following the Default Notice Day and ending when the Seller shall have satisfied its obligations under this clause (the “Seller Termination Share Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) a number of Alternative Termination Delivery Units equal to (A) the Termination Amount divided by (B) the Termination Price; and (ii) the Seller shall deliver such Alternative Termination Delivery Units to the Purchaser on the settlement dates relating to such purchases; provided that if the Termination Amount is owed to the Seller, clauses (i) and (ii) of this Section 7.04 shall not apply and, in lieu thereof, the Purchaser shall, as soon as directed by the Seller after the Default Notice Day, deliver to the Seller a number of Alternative Termination Delivery Units equal to the quotient of (A) the Termination Amount divided by (B) the Termination Price.  Notwithstanding the foregoing, the Purchaser shall not be required to deliver shares of Common Stock or other securities comprising the aggregate Alternative Termination Delivery Units in excess of the Share Cap, in each case except to the extent that the Purchaser has available at such time authorized but unissued shares of such Common Stock or other securities not expressly reserved for any other uses (including, without limitation, shares of Common Stock reserved for issuance upon the exercise of options or convertible debt).  The Purchaser shall not permit the sum of (i) the Share Cap plus (ii) the aggregate number of shares expressly reserved for any such other uses, in each case whether expressed as caps or as numbers of shares reserved or otherwise, to exceed at any time the number of authorized but unissued shares of Common Stock.

Section 7.05.  Notice of Default.  If an Event of Default occurs in respect of the Purchaser, the Purchaser will, promptly upon becoming aware of it, notify the Seller specifying the nature of such Event of Default.

ARTICLE 8
ADJUSTMENTS

Section 8.01.  Cash Dividends.  (a) If the Purchaser declares any Extraordinary Cash Dividend that has a record date during the Contract Period, then an Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction.

(b)   If the Purchaser declares any cash dividend on shares of Common Stock that is not an Extraordinary Cash Dividend (an “Ordinary Cash Dividend”) and that has a record date during the Contract Period, and the amount of such Ordinary Cash Dividend, together with all prior declared Ordinary Cash Dividends that have a record date during the same regular dividend period of the Purchaser, exceeds the amount set forth in the Pricing Supplement for such regular dividend period, then an Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction.

Section 8.02.  Other Dilution Adjustments.  If (x) any corporate event occurs involving the Purchaser or the Common Stock (other than an Extraordinary Cash Dividend or an Ordinary Cash Dividend but including, without limitation, a spin-off, a stock split, stock or other dividend or distribution, reorganization, rights offering or recapitalization or any other event having a dilutive or concentrative effect on the Common Stock) or (y) as a result of market conditions, the Seller incurs additional costs in connection with maintaining its hedge position with respect to this Transaction resulting from the insufficient availability of stock lenders willing and able to lend shares of Common Stock with a borrow cost not significantly greater than the cost as of the date hereof, then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any one or more of the Upside Threshold, the Minimum Delivery Number and any other variable relevant to the terms of the Transaction, as the Calculation Agent determines appropriate to preserve the fair value of the Transaction to the Seller, and shall determine the effective date of such adjustment.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Successors and Assigns.  All covenants and agreements in this Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Section 9.02.  Assignment and Transfer.  Notwithstanding the Agreement, the Seller may assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of the Purchaser but with prior written notice to the Purchaser (except that no written notice is required for such assignment or transfer to JPMSI). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from the Purchaser, Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of this Transaction and any such designee may assume such obligations.  The Seller shall be discharged of its obligations to the Purchaser only to the extent of any such performance.  For the avoidance of doubt, Seller hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Seller’s obligations in respect of this Transaction are not completed by its designee, Seller shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

Section 9.03.  Calculation Agent.  Whenever the Calculation Agent is required to act or to exercise judgment in a any way with respect to this Transaction, it will do so in good faith and in a commercially reasonable manner. All determinations and calculations by the Calculation Agent, including 10b-18 VWAP determinations, shall be provided to the other party at the end of each Trading Day.

Section 9.04.  Non-confidentiality.  The Seller and the Purchaser hereby acknowledge and agree that the parties are authorized to disclose the Transaction and any related hedging transaction between the parties if and to the extent such disclosing party reasonably determines (after consultation with the other party) that such disclosure is required by law or by the rules of any securities exchange or similar trading platform. Notwithstanding any provision in this Confirmation, any Pricing Supplement or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 9.05.  Unenforceability and Invalidity.  To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Confirmation shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 9.06.  Securities Contract.  The parties hereto agree and acknowledge as of the date hereof that (i) the Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Sections 362(b)(6) and 555 of the Bankruptcy Code.

Section 9.07.  No Collateral, Netting or Setoff.  Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of the Purchaser hereunder are not secured by any collateral.  Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Section 9.08  Notices. Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Confirmation, may be made by telephone, to be confirmed in writing to the address below.  Changes to the information below must be made in writing.

(a)           If to the Purchaser:

Constellation Energy Group, Inc.
750 E. Pratt Street

Baltimore, MD 21202

Attention:  Jeanne M. Blondia

Title:  Vice President and Treasurer

Telephone No:  410 470-3620

Facsimile No:   410-470-5680

(b)           If to the Seller:

JPMorgan Chase Bank, National Association

c/o J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY  10172

Attention:  Eric Stefanik
Title:  Operations Analyst
EDG Corporate Marketing
Telephone No:  (212) 622-5814
Facsimile No:   (212) 622-8534

Section 9.09.  Waiver of Right to Trial by Jury.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

J.P. MORGAN SECURITIES INC., as agent for JPMorgan
Chase Bank, National Association, London Branch

By:	/s/ Sudheer Tegulapalle
Name: Sudheer Tegulapalle
Title: Executive Director

Confirmed as of the date first
above written:

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Jeanne M. Blondia
Name: Jeanne M. Blondia
Title: Vice President, Treasurer and Assistant Secretary

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

ANNEX A

COMMUNICATIONS PROCEDURES

October 31, 2007

I.              Introduction

Constellation Energy Group, Inc., a Maryland corporation (“Counterparty”) and J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Confirmation (the “Confirmation”) dated as of October 31, 2007 between JPMorgan and Counterparty relating to the sale by JPMorgan to Counterparty of common stock, with no par value per share, or security entitlements in respect thereof (the “Common Stock”) of the Counterparty.  These Communications Procedures supplement, form part of, and are subject to the Confirmation.

II.            Communications Rules

From the date hereof until the end of the Contract Period, Counterparty and its Employees and Designees shall not engage in any Program-Related Communication with, or disclose any Material Non-Public Information to, any EDG Trading Personnel.  Except as set forth in the preceding sentence, the Confirmation shall not limit Counterparty and its Employees and Designees in their communication with Affiliates and Employees of JPMorgan, including without limitation Employees who are EDG Permitted Contacts.

III.           Termination

If, in the sole judgment of any EDG Trading Personnel or any affiliate or Employee of JPMorgan participating in any Communication with Counterparty or any Employee or Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such EDG Trading Personnel or affiliate or Employee of JPMorgan shall immediately terminate such Communication.  In such case, or if such EDG Trading Personnel or affiliate or Employee of JPMorgan determines following completion of any Communication with Counterparty or any Employee or Designee of Counterparty that such Communication was not permitted by these Communications Procedures, such EDG Trading Personnel or such affiliate or Employee of JPMorgan shall promptly consult with his or her supervisors and with counsel for JPMorgan regarding such Communication.  If, in the reasonable judgment of JPMorgan’s counsel following such consultation, there is more than an insignificant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the 1934 Act with respect to any ongoing or contemplated activities of JPMorgan or its affiliates in respect of the Confirmation, it shall be an Additional Termination Event with respect to the Confirmation.

IV.           Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation.  As used herein, the following words and phrases shall have the following meanings:

“Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty or any of its Employees or Designees, on the one hand, and JPMorgan or any of its affiliates or Employees, on the other hand.

A-1

“Designee” means a person designated, in writing or orally, by Counterparty to communicate with JPMorgan on behalf of Counterparty.

“EDG Permitted Contact” means any of Mr. David Aidelson, Ms. Bernadette Barnard, Mr. Gregory Batista, Mr. Elliot Chalom, Mr. Santosh Nabar, Mr. James Rothschild and Mr. Sudheer Tegulapalle or any of their designees; provided that JPMorgan may amend the list of EDG Permitted Contacts by delivering a revised list of EDG Permitted Contacts to Counterparty.

“EDG Trading Personnel” means Reuben Jacob, Gaurav Arora and any other Employee of the public side of the Equity Derivatives Group or the Special Equities Group of J.P. Morgan Chase & Co.; provided that JPMorgan may amend the list of EDG Trading Personnel by delivering a revised list of EDG Trading Personnel to Counterparty; and provided further that, for the avoidance of doubt, the persons listed as EDG/SEG Permitted Contacts are not EDG/SEG Trading Personnel.

“Employee” means, with respect to any entity, any principal, officer, director, employee or other agent or representative of such entity.

“Material Non-Public Information” means information relating to the Counterparty or the Common Stock that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from the Counterparty to its shareholders or in a press release, or contained in a public filing made by the Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold shares of Common Stock.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.

 “Program-Related Communication” means any Communication the subject matter of which relates to the Confirmation or any Transaction under the Confirmation or any activities of JPMorgan (or any of its affiliates) in respect of the Confirmation or any Transaction under the Confirmation.

A-2

.

ANNEX B

FORM OF PRICING SUPPLEMENT

This Pricing Supplement is subject to the Confirmation dated as of __________ (the “Confirmation”) between J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (the “Seller”), and __________, a ________ corporation (the “Purchaser”).  Capitalized terms used herein have the meanings set forth in the Confirmation.

1	Discount:	[ ]

2	Upside Threshold:	[ ]

3	Calculation Agent:	[ ]
4	Valuation Completion Date:

The Trading Day, during the period commencing on and including the [   ] Trading Day following the Valuation Commencement Date and ending on and including the Expiration Date, specified as such by the Seller, in its sole judgment, by delivering a notice designating such Trading Day as a Valuation Completion Date by the close of business on the Business Day immediately following such Trading Day; provided that if the Seller fails to validly designate the Valuation Completion Date prior to the Expiration Date, the Valuation Completion Date shall be the Expiration Date.

5	Ordinary Dividend Amount:

Ordinary Dividend Amount	Dividend Period

$__ per share of Common Stock	[ ]

$__ per share of Common Stock	[ ]

$__ per share of Common Stock	[ ]

B-1

EXHIBIT A

[Letterhead of Purchaser]

JPMorgan Chase Bank, National Association

c/o J.P. Morgan Securities Inc.

277 Park Avenue

11th Floor

New York, New York 10172

Re:	Accelarated Purchase of Equity Securities

Ladies and Gentlemen:

In connection with our entry into the Confirmation dated as of ___________ (the “Confirmation”), we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks (all defined in Rule 10b-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the first day of the Averaging Period (as defined in the Confirmation).

Number of Shares:

We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours,

By:
Name:
Title:

Exh-B-1